China Architectural Engineering Reports 43% Increase in Revenues for First Quarter of 2009
Company Continues Expansion Despite Global Recession; CAE Uniquely Positioned to Benefit from China’s $586 Billion Stimulus Package, Particularly in Construction Spending

ZHUHAI, China & LOS ANGELES--China Architectural Engineering, Inc. (CAE) (NASDAQ:CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today reported strong financial results for the first quarter ended March 31, 2009.

International Strategy Projects Spur Revenue Growth

CAE’s revenues for the first quarter of 2009 totaled $36.34 million, up 43.4% from $25.35 million in the first quarter of 2008. The Company noted that the gain was due primarily to continued progress on major international projects, including the engineering and installation of station facilities for the Dubai Metro rapid transit system.

Gross profits for the first quarter of 2009 decreased slightly by 3.1%, to $8.18 million from $8.45 million, primarily because of higher raw material, labor and administrative costs in international markets.

Increased Operating Costs Reflect Global Expansion Strategy

Selling, general and administrative expenses rose to $5.95 million in the first quarter of 2009 from $3.00 million a year earlier. The increase was due largely to the Company’s ongoing expansion strategy, including the growth in staff, office rental and other costs associated with the growth of CAE’s international operations since 2008. Operating income for the first quarter of 2009 was $2.23 million, down from $5.45 million a year earlier.

Interest expenses rose to $1.31 million in the first quarter of 2009, up from $334,337 a year earlier. The increase was related to the Company’s issuance of $20 million in convertible bonds in April 2008. Income tax expense for the first quarter of 2009 was nil, compared to $47,367 in the first quarter of 2008. The drop was due to the zero corporate tax rate associated with the Dubai Metro project, the Company’s largest ongoing project so far in 2009.

Net income for first quarter of 2009 was $943,611, or $0.02 per fully diluted share, compared to $5.17 million, or $0.09 per fully diluted share, a year earlier.

CAE Chairman and CEO Ken Li Luo commented, “The latest quarter was extremely challenging for most businesses, especially those involved in large-scale construction. However, despite this environment, I am gratified that the Company was able to grow its revenues sharply and maintain profitability despite a deep worldwide recession. It is also notable that CAE was able to continue its aggressive global expansion efforts. In the near term, this aspect of CAE’s growth strategy impacts profits by increasing the Company’s operating costs. But in the longer term it can be expected to produce a sharp rise in revenues, with rising gross margins and international diversification that makes us less vulnerable to demand volatility in CAE’s home market, China.”

Mr. Luo continued, “The overseas push is already producing strong growth for CAE in the Middle East, where our work on the Dubai Metro system is our largest single ongoing project. We are also bidding for major contracts on a new rapid transit system in Doha, Qatar, and on the next phase of the Dubai Metro. Public-sector projects such as these are a crucial source of revenue that fills the gap created by the private-sector slump. They also raise CAE’s profile in markets that should produce substantial new commercial business when the global economy resumes is growth. In short, CAE is meeting two objectives at once -- positioning itself for recovery while gaining new business.”

CEO Sees China’s Stimulus Package as Key Driver to Ongoing Expansion

“While our success in expanding internationally will further increase our exposure and brand name to the global markets, we have not lost focus on our domestic market and, in particular, on how best to capitalize on China’s recently announced $586 billion stimulus package, of which over $50 billion has already been allocated to construction spending. Keeping in mind that CAE has been a large recipient of historical government projects, we expect to continue to use such key relationships and sales channels within the government to pursue and be awarded a portion of the multi-billion dollars of new construction and infrastructure spending that will be awarded in China, thereby further extending our leadership position as one of the country’s premier architectural and engineering firms,” concluded Mr. Luo.

In the latest of its periodic backlog updates, CAE today also reported that the total value of projects expected to produce revenue as of March 31, 2009 stood at $136 million. CAE defines backlog as the total anticipated revenue from projects already begun and upcoming projects for which contracts have been signed or awarded and pending signing. CAE views backlog as an important statistic in evaluating its level of sales activity and short-term sales trends in its business. It also cautions that backlog is only one indicator and not necessarily the most effective indicator of the ultimate profitability of its revenues.

Conference Call Information

CAE will hold a conference call to discuss first quarter 2009 earnings today, May 14, 2009, at 11 a.m. ET by dialing 1-877-407-0778 (international callers, please dial 1-201-689-8565). The conference call will also be webcast live on the Internet by visiting www.caebuilding.com. An audio replay will be available shortly after the call on CAE’s website. An audio replay will also be available via telephone by calling 1-877-660-6853, passcode 323333 (international callers will need to dial 1-201-312-7415).

If you would like to be added to China Architectural Engineering’s investor email lists or have additional questions, please contact Haris Tajyar with Investor Relations International at htajyar@irintl.com.

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to our clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAEI has worked with world-renowned architects and building engineers from China and other countries and has completed over one-hundred large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia’s major cities. CAE has also expanded beyond China into some of the growing construction markets in the world, such as Middle East, Central Asia and Eastern Europe.

For further information on China Architectural Engineering, please visit www.caebuilding.com.

Forward-Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, adverse capital and credit market conditions; the vulnerability of the Company's business to a general economic downturn in China and globally; uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2009 AND 2008
(STATED IN US DOLLARS)

	Three Months Ended March 31,
	2009	2008

Contract revenues earned	$36,343,064	$25,349,306

Cost of contract revenues earned	(28,162,233)	(16,903,754)

Gross profit	$8,180,831	$8,445,552

Selling, general and administrative expenses	(5,951,030)	(3,000,425)

Income from operations	$2,229,801	$5,445,127

Interest income	3,706	6,963
Interest expense	(1,311,733)	(334,137)
Other income	21,837	111,162

Income before taxation	$943,611	$5,229,115

Income tax	-	(47,367)

Net earnings	943,611	5,181,748

Loss attributable to non-controlling interests	-	(8,030)

Net earnings attributable to the Company	$943,611	$5,173,718

Earnings per share:
Basic	$0.02	$0.10
Diluted	$0.02	$0.09

Weighted average shares outstanding:
Basic	53,256,874	51,783,416
Diluted	53,256,874	55,489,023

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(STATED IN US DOLLARS)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,799,412	$9,516,202
Restricted cash	6,131,162	7,451,388
Contract receivables, net	70,022,117	71,811,627
Costs and earnings in excess of billings	8,260,841	15,988,920
Job disbursements advances	2,201,114	2,252,241
Other receivables	12,067,079	18,614,928
Amount due from shareholders	1,028,122	-
Inventories	291,401	308,842
Deferred income taxes, current	-	3,264
Other current assets	927,221	1,659,307
Total current assets	109,728,469	127,606,719

Non-current assets
Plant and equipment, net	5,534,518	5,852,110
Intangible assets	92,982	50,720
Goodwill	7,995,896	7,995,896
Other non-current asset	31,157	32,137

TOTAL ASSETS	$123,383,022	$141,537,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$2,578,435	$-
Notes payable	3,072,466	10,193,088
Accounts payable	21,303,520	35,510,827
Billings over costs and estimated earnings	5,642,520	5,358,527
Amount due to shareholder	-	924,687
Other payables	4,945,111	7,364,816
Income tax payable	2,297,592	2,318,743
Business and other taxes payable	3,121,505	3,304,522
Other Accrual	3,852,615	1,794,879
Total current liabilities	46,813,764	66,770,089

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED BALANCE SHEETS (Continued)
(UNAUDITED)
(STATED IN US DOLLARS)

	March 31, 2009	December 31, 2008
	(unaudited)
Non-current liabilities
Long term bank loans	$254,851	$328,285
Convertible bond payable, net	25,581,257	24,907,170

TOTAL LIABILITIES	$72,649,872	$92,005,544

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2009 and December 31, 2008; Common stock, $0.001 par value, 100,000,000 shares authorized, 53,256,874 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	$53,257	$53,257
Additional paid in capital	23,043,792	23,043,792
Statutory reserves	3,040,595	3,040,595
Accumulated other comprehensive income	5,700,933	5,443,432
Retained earnings	18,884,032	17,940,421
Total Company shareholders’ equity	50,722,609	49,521,497
Noncontrolling interests	10,541	10,541
Total shareholders’ equity	50,733,150	49,532,038
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$123,383,022	$141,537,582

Contact:

Investors Relations International
Haris Tajyar
Managing Partner
818-382-9702
htajyar@irintl.com